UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION AND DATA

The following unaudited preliminary pro forma combined condensed consolidated balance sheet as of March 31, 2018 combine the historical consolidated balance sheets of Pacific Commerce Bancorp ("PCB") and First Choice Bancorp ("First Choice") as of such respective dates (i) on an actual historical basis and (ii) assuming the completion of the merger at March 31, 2018, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The unaudited pro forma combined condensed consolidated statements of income for both the three months ended March 31, 2018 and the year ended December 31, 2017 combine the historical consolidated statements of income of First Choice and PCB for the respective periods, giving effect to the proposed merger as if the merger occurred on January 1, 2017 using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The fair value of intangible assets and acquired assets and liabilities will be updated as of July 31, 2018 (acquisition date) and are still being evaluated as of the date of this document.

Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, First Choice and PCB believe that pro forma financial information is important because it gives effect to the merger. The unaudited pro forma combined condensed consolidated financial information included in this document is based on various estimates and is presented for informational purposes only and does not indicate the financial condition or results of operations of the combined company that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information for the PCB merger is subject to adjustment and may vary from the actual purchase price allocation that will be recorded in First Choice’s consolidated financial statements upon completion of the fair value analysis of assets acquired and liabilities assumed. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma combined condensed consolidated financial statements should be read together with:

•	The accompanying notes to the unaudited pro forma combined condensed consolidated financial statements;

•
First Choice's unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2018 and 2017, included in First Choice’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

•
FIrst Choice's audited historical consolidated financial statements and accompanying notes as of and for the years ended December 31, 2017 and 2016, included in the joint proxy statement/prospectus filed with the SEC on May 2, 2018 pursuant to Rule 424(b)(3);

•	PCB's unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2018 and 2017, included in this Current Report on Form 8-K/A;

•
PCB's audited historical consolidated financial statements and accompanying notes as of and for the years ended December 31, 2017 and 2016, included in this Current Report on Form 8-K/A and included in the joint proxy statement/prospectus filed with the SEC on May 2, 2018 pursuant to Rule 424(b)(3);

•
Other information pertaining to First Choice and PCB contained in or incorporated by reference into the joint proxy statement/prospectus filed by First Choice pursuant to Rule 424(b)(3) on May 2, 2018. See “Selected Consolidated Historical Financial Data of First Choice Bancorp” and “Selected Consolidated Historical Financial Data of Pacific Commerce Bancorp” included in the joint proxy statement/prospectus.

THIS PRO FORMA DATA IS PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY AND DOES NOT INDICATE THE FINANCIAL AND OPERATING RESULTS THAT FIRST CHOICE BANCORP WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS OR THE FUTURE FINANCIAL POSITION OF THE COMBINED ENTITIES.

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheets as of March 31, 2018

	March 31, 2018
	First Choice Bancorp	Pacific Commerce Bancorp	Combined	Pro Forma Merger Adjustments(1)		Pro Forma Combined
	(in thousands, except share and per share data)
ASSETS
Cash and due from banks	$6,840	$7,388	$14,228	$(1,459)	(a)	$12,769
Interest-bearing deposits at other banks	93,225	114,535	207,760	—		207,760
Fed funds sold	—	3,000	3,000	—		3,000
Total cash and cash equivalents	100,065	124,923	224,988	(1,459)		223,529
Investment securities, available-for-sale	31,045	—	31,045	—		31,045
Investment securities, held-to-maturity	5,292	—	5,292	—		5,292
Loans held for sale	11,525	—	11,525	—		11,525
Loans	779,420	416,023	1,195,443	(7,878)	(b)	1,187,565
Investment in restricted common stock, at cost	3,640	4,148	7,788	—		7,788
Equity securities	2,508	880	3,388	—		3,388
Premises and equipment	1,055	803	1,858	—		1,858
Deferred taxes	4,301	2,436	6,737	2,201	(c)	8,938
Core deposit intangible	—	1,251	1,251	5,702	(d)	6,953
Goodwill	—	8,434	8,434	68,281	(e)	76,715
Accrued interest receivable and other assets	8,825	7,517	16,342	—		16,342
TOTAL ASSETS	$947,676	$566,415	$1,514,091	$66,847		$1,580,938
LIABILITIES
Deposits:
Noninterest-bearing demand	$197,503	$256,935	$454,438	$—		$454,438
Money market, NOW and savings	352,592	156,215	508,807	—		508,807
Time deposits	208,706	79,492	288,198	85	(f)	288,283
Total deposits	758,801	492,642	1,251,443	85		1,251,528
Federal Home Loan Bank borrowings	57,000	—	57,000	—		57,000
Federal fund purchased	18,000	—	18,000	—		18,000
Senior secured notes	2,550	5,958	8,508	298	(g)	8,806
Accrued interest payable and other liabilities	4,844	2,175	7,019	290	(h)	7,309
Total liabilities	841,195	500,775	1,341,970	673		1,342,643
SHAREHOLDERS’ EQUITY
Preferred stock	—	—	—	—		—
Common stock	88,442	54,875	143,317	78,398	(i)	221,715
Additional paid-in capital	1,492	3,008	4,500	(3,008)	(j)	1,492
Retained earnings	17,363	7,757	25,120	(9,216)	(j)	15,904
Accumulated other comprehensive loss – net	(816)	—	(816)	—		(816)
Total shareholders’ equity	106,481	65,640	172,121	66,174		238,295
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$947,676	$566,415	$1,514,091	$66,847		$1,580,938
Per share data:
Shares outstanding	7,251,584	8,951,285	16,202,869			11,520,362
Book value per common share	$14.68	$7.33	$10.62			$20.68
Tangible book value per common share	$14.68	$6.25	$10.03			$13.42

(1)	See related note references in Note 5 – Proforma Adjustments
The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

Unaudited Pro Forma Combined Condensed Consolidated Statements of Income
for the Three Months Ended March 31, 2018

	First Choice Bancorp	Pacific Commerce Bancorp	Combined	Pro Forma Merger Adjustments(1)		Pro Forma Combined
	(in thousands, except share and per share data)
INTEREST INCOME
Interest and fees on loans	$10,621	$6,637	$17,258	$(143)	(k)	$17,115
Interest on investment securities	239	—	239	—		239
Other interest income	329	421	750	—		750
Total interest income	11,189	7,058	18,247	(143)		18,104
INTEREST EXPENSE
Interest on deposits	1,435	411	1,846	(5)	(l)	1,841
Interest on borrowings	202	87	289	(20)	(m)	269
Total interest expense	1,637	498	2,135	(25)		2,110
Net interest income	9,552	6,560	16,112	(118)		15,994
Provision for loan losses	200	725	925	—		925
Net interest income after provision for loan losses	9,352	5,835	15,187	(118)		15,069
NONINTEREST INCOME
Gain on sale of loans	247	320	567	—		567
Service charges, fees and other income	215	193	408	—		408
Net servicing fees	153	64	217	—		217
Other income	(52)	247	195	—		195
Total noninterest income	563	824	1,387	—		1,387
NONINTEREST EXPENSE
Salaries and employee benefits	4,116	2,457	6,573	—		6,573
Occupancy expenses	348	489	837	—		837
Other expenses	2,213	1,642	3,855	(90)	(n)	3,765
Total noninterest expense	6,677	4,588	11,265	(90)		11,175
Income before taxes	3,238	2,071	5,309	(28)		5,281
Income taxes	859	622	1,481	(8)	(o)	1,473
Net income	$2,379	$1,449	$3,828	$(20)		$3,808
Net income per share:
Basic	$0.33	$0.16	$0.49			$0.33
Diluted(2)	$0.33	$0.15	$0.48			$0.31
Weighted average shares:
Basic	7,160,938	8,951,285				11,547,754
Diluted	7,200,057	9,397,916				12,125,481

(1)	See related note references in Note 5 – Proforma Adjustments

(2)
Pro forma combined net income per diluted share includes the impact of 538,608 potentially dilutive shares, representing Pacific Commerce’s 1,129,418 outstanding stock options, adjusted for the 0.47689 exchange ratio.

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

Unaudited Pro Forma Combined Condensed Consolidated Statements of Income
for the Year Ended December 31, 2017

	First Choice Bancorp	Pacific Commerce Bancorp	Combined	Pro Forma Merger Adjustments(1)		Pro Forma Combined
	(in thousands, except share and per share data)
INTEREST INCOME
Interest and fees on loans	$38,624	$22,856	$61,480	$3,490	(k)	$64,970
Interest on investment securities	959	—	959	—		959
Other interest income	1,236	1,378	2,614	—		2,614
Total interest income	40,819	24,234	65,053	3,490		68,543
INTEREST EXPENSE
Interest on deposits	5,801	1,212	7,013	(33)	(l)	6,980
Interest on borrowings	240	349	589	(84)	(m)	505
Total interest expense	6,041	1,561	7,602	(117)		7,485
Net interest income	34,778	22,673	57,451	3,607		61,058
Provision for loan losses	642	300	942	—		942
Net interest income after provision for loan losses	34,136	22,373	56,509	3,607		60,116
NONINTEREST INCOME
Gain on sale of loans	3,596	1,324	4,920	—		4,920
Service charges, fees and other income	329	683	1,012	—		1,012
Net servicing fees	701	291	992	—		992
Other income	435	985	1,420	—		1,420
Total noninterest income	5,061	3,283	8,344	—		8,344
NONINTEREST EXPENSE
Salaries and employee benefits	14,871	9,353	24,224	—		24,224
Occupancy expenses	1,272	1,950	3,222	—		3,222
Other expenses	7,611	4,835	12,446	571	(n)	13,017
Total noninterest expense	23,754	16,138	39,892	571		40,463
Income before taxes	15,443	9,518	24,961	3,036		27,997
Income taxes	8,089	4,854	12,943	1,249	(o)	14,192
Net income	$7,354	$4,664	$12,018	$1,787		$13,805
Net income per share:
Basic	$1.04	$0.52	$1.56			$1.20
Diluted(2)	$1.02	$0.50	$1.52			$1.14
Weighted average shares:
Basic	7,098,554	8,951,285				11,485,370
Diluted	7,183,498	9,257,678				12,108,922

(1)	See related note references in Note 5 – Proforma Adjustments

(2)
Pro forma combined net income per diluted share includes the impact of 538,608 potentially dilutive shares, representing Pacific Commerce’s 1,129,418 outstanding stock options, adjusted for the 0.47689 exchange ratio.

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information

Note 1. Basis of Presentation

On February 26, 2018, the First Choice Bancorp ("First Choice") announced that it entered into an Agreement and Plan of Reorganization and Merger, dated February 23, 2018 (the "merger agreement"), by which Pacific Commerce Bancorp ("PCB") will be merged with and into First Choice Bancorp; and Pacific Commerce Bancorp’s bank subsidiary, Pacific Commerce Bank, will be merged with and into First Choice Bancorp’s bank subsidiary, First Choice Bank (collectively, the "Merger"). Following receipt of all necessary regulatory and shareholder approvals, on July 31, 2018, First Choice completed its acquisition of PCB. The Merger was an all-stock transaction valued at approximately $133.3 million, or $13.69 per share, based on a closing price of $28.70 for First Choice’s common stock as of July 31, 2018. The unaudited pro forma combined condensed consolidated financial information is based on shares outstanding immediately preceding the consummation of the Merger and the final exchange ratio determined in accordance with the merger agreement.

At the effective time of the Merger, each share of PCB common stock was converted into the right to receive 0.47689 shares (referred to as the exchange ratio) of First Choice's common stock, with cash paid in lieu of any fractional shares. The final exchange ratio of the stock-to-stock transaction is 0.47689, which is higher than the ratio of 0.46531 announced at the time of the acquisition, as the ratio was subject to certain adjustments as previously described in the joint proxy statement. The higher exchange ratio was primarily due to adjustments resulting from an increase in PCB’s capital from the exercise of stock options, lower than budgeted merger transaction costs and higher than projected net income during the first six months of 2018.

In the aggregate, First Choice issued 4,386,816 shares of its common stock in exchange for the outstanding shares of PCB common stock. In addition, in connection with the Merger each outstanding stock option issued by PCB to those PCB directors, officers and employees that are continuing with First Choice were converted into a rollover stock options exercisable into 142,297 shares of First Choice common stock. Those PCB directors, officers and employees that are not continuing with First Choice had the option to receive either a rollover stock option or cash equal to the value of their PCB stock option, and after such elections were made, 278,096 rollover stock options were issued and exercisable into shares of First Choice common stock, and no cash was issued.

The final allocation of the purchase price will be determined once additional analyses are performed to determine the fair values of PCB’s tangible and identifiable intangible assets and liabilities as of the acquisition date. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma combined consolidated financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of PCB at their respective fair values. The fair value of intangible assets and acquired assets and liabilities will be updated as of July 31, 2018 (acquisition date) and are still being evaluated as of the date of this document. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocation to goodwill while changes to other assets and liabilities may impact the statement of operations due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the three months ended March 31, 2018 and for the year ended December 31, 2017, First Choice assumed no adjustments to the historical amounts of PCB’s provisions for credit losses. If such adjustments were estimated, there could be an increase or a reduction to the historical amounts of PCB’s provisions for credit losses presented. In addition, the fair value of the loan portfolio is not necessarily reflective of the allowance for loan losses calculated under the probable incurred loss model, as the fair value also takes into account lifetime credit losses, as well as an interest and liquidity component.

The total estimated purchase price for the purpose of this unaudited pro forma combined condensed consolidated financial information is $133.3 million. Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the purchase price consideration. For purposes of this analysis, estimated goodwill of $76.7 million results from the transaction; however, the final purchase accounting analysis will be performed as of July 31, 2018 and these amounts are subject to change as additional information becomes available and as additional analyses are performed. Note 6 below presents a table that provides the preliminary calculation and allocation of the purchase price used in the unaudited pro forma combined condensed consolidated financial statements.

Notes 2. Accounting Policies and Financial Statement Classification

The accounting policies of PCB are in the process of being reviewed in detail by First Choice. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 3. Merger and Acquisition Integration Costs

The branch operations, lending activities, along with all other operations of PCB will be integrated into First Choice. The integration of these operations and conversion of systems is expected to be completed in the fourth quarter of 2018.

The specific details of the plan to integrate the operations of PCB will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where we may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain assets. First Choice expects to incur merger-related costs including professional fees, legal fees, system conversion costs, contract termination fees and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note 4. Estimated Annual Cost Savings

First Choice expects to realize cost savings following the merger. However, there can be no assurance they will be achieved in the amount or manner currently contemplated and accordingly, these cost savings are not reflected in the pro forma combined condensed consolidated financial information.

Note 5. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

a.	Adjustment reflects transaction costs.

b.
Purchase accounting reversal of the PCB’s $4.5 million allowance for loan losses and $3.1 million in net deferred loan fees and purchase discounts related to prior acquisitions, which are not carried over, offset by net fair value adjustments of $15.4 million, to reflect the preliminary market value of loans, which includes lifetime credit losses, as well as an interest and liquidity component.  The adjustment will be substantially recognized using an amortization method based upon the weighted average life of six years.

c.
Purchase accounting adjustment of $2.2 million reflecting $842 thousand in estimated deferred taxes resulting from fair value adjustments on net assets acquired, plus $1.9 million in deferred taxes related to tax benefits associated with non-qualified stock options offset by the reversal of $529 thousand in deferred tax assets previously recognized by PCB for non-qualified stock options.

d.
Purchase accounting adjustment amount represents the reversal of $1.3 million in core deposit intangible related to PCB's prior acquisitions, offset by $7.0 million in core deposit intangible fair value, which is estimated to be 2.05% of core deposits.  The amortization of core deposit intangible will be recognized on an accelerated basis using an expected life of 10 years.

e.
Represents the recognition of goodwill resulting from the difference between the consideration paid to PCB shareholders less the net fair value of the assets acquired and assumed liabilities.  Adjustment amount represents the reversal of $8.4 million in goodwill at PCB from prior acquisitions, offset by $76.7 million in goodwill recognized as a result of this merger.  See Note 6 - Preliminary Purchase Accounting Allocation.

f.
Purchase accounting adjustment of $85 thousand to reflect the fair values of certain time deposits based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the deposit liabilities.

g.
Purchase accounting adjustment of $298 thousand to reflect the fair values of senior notes based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the senior notes.

h.
Purchase accounting adjustment of $290 thousand to reflect the reversal of $105 thousand related to PCB's reserve for unfunded commitments, offset by $395 thousand to recognize the liability for unfunded commitments at fair value.

i.	Purchase accounting adjustment of $78.4 million to reflect the elimination of $54.9 million of PCB common stock, offset by $133.3 million in purchase price consideration.

j.
Purchase accounting adjustments of $3.0 million and $9.2 million to reflect the elimination of $3.0 million in PCB additional paid-in capital and $7.8 million retained earnings and to record the $1.5 million in transaction costs.

k.
Adjustment to reflect amortization of the purchase price accounting adjustment on loans, which is expected to increase pro forma interest income by $814 thousand during the three months ended March 31, 2018, offset by the reversal of $957 thousand in net accretion of loan purchase price adjustments related to PCB prior acquisitions and accretion of net deferred loan fees. Adjustment for the year ended December 31, 2017 reflects amortization of the purchase price adjustment on loans, which is expected to increase pro forma interest income by $4.2 million in the first year following consummation of the merger, offset by the reversal of $752 thousand in amortization of loan purchase price adjustments related to PCB prior acquisitions and accretion of net deferred loan fees.

l.
Adjustment to reflect amortization of the purchase price accounting adjustment related to time certificates of deposit, which is expected to decrease pro forma interest expense by $5 thousand for the three months ended March 31, 2018 and $33 thousand for the year ended December 31, 2017.

m.
Adjustment to reflect amortization of the purchase price accounting adjustment related to senior notes, which is expected to decrease pro forma interest expense by $20 thousand for the three months ended March 31, 2018 and $84 thousand for the year ended December 31, 2017. Included in the adjustments are reversals of amortization of debt issuance costs of $11 thousand and $41 thousand for the three months ended March 31, 2018 and year ended December 31, 2017, respectively.

n.
Adjustment to reflect reversal of $233 thousand in merger-related costs and the reversal of $53 thousand in amortization of core deposit intangibles related to PCB's prior acquisitions, offset by the amortization of the purchase price accounting adjustment related to core deposit intangibles, which is expected to increase pro forma other expenses by $196 thousand for the three months ended March 31, 2018. Adjustment for the year ended December 31, 2017 reflects the reversal of $225 thousand in amortization of core deposit intangibles during the year ended December 31, 2017 related to PCB’s prior acquisitions, offset by the amortization of the purchase price accounting adjustment related to core deposit intangibles, which is expected to increase pro forma other expenses by $796 thousand in the first year following consummation of the merger.

o.	Income taxes are estimated at approximately 30% and 41% for the three months ended March 31, 2018 and year ended December 31, 2017, respectively.

Note 6. Preliminary Purchase Accounting Allocation

The following table represents a preliminary allocation of purchase price consideration to the consolidated assets and liabilities of PCB as of March 31, 2018 and the preliminary fair value adjustments and amounts that may be recorded by First Choice upon closing of the merger transaction (dollars in thousands):

Estimated consideration transferred (preliminary)
PCB common shares outstanding exchanged for First Choice common shares	9,199,113
Exchange ratio	0.47689
Number of PCB common shares exchanged for First Choice common shares	4,386,965
Less: fractional shares	(149)
First Choice common shares issued to PCB shareholders	4,386,816
Per share price of First Choice common shares as of July 31, 2018	$28.70
Fair value of shares of First Choice issued in the merger	125,902
Fair value of exchanged equity awards(1)	7,371
Total preliminary estimated consideration transferred		$133,273
Less: PCB common shareholders’ equity		65,640
Estimated fair value adjustments:
Loan fair value	(15,441)
Elimination of loan discounts and net deferred loan fees	3,071
Elimination of allowance for loan losses	4,492
Loans, net	(7,878)
Core deposit intangible	6,953
Elimination of PCB core deposit intangible	(1,251)
Elimination of PCB goodwill	(8,434)
Time deposits	(85)
Senior notes	(298)
Reserve for unfunded commitments	(290)
Deferred taxes	2,201
Less: Total fair value adjustments		(9,082)
Net assets acquired		56,558
Goodwill		$76,715

(1)
Fair value of exchanged equity awards represents the estimated fair value of outstanding PCB stock options that, in accordance with the merger agreement, were converted into fully-vested stock options of First Choice. The fair value of the stock options exchanged was based on the specific terms of the underlying option awards and includes average historical volatility of approximately 30%; a dividend yield of 2.79%; expected terms ranging from 0 years to 9 years; and risk-free rates ranging from 2.0% to 3.0%. Volatility is based on the historical and implied volatilities of stocks of similar financial institutions since First Choice does not have sufficient trading history to reasonably predict its own volatility. Expected lives are based on the period of time that the stock options are expected to be outstanding based on expected behavior of award recipients given the market price of First Choice's common stock on the date of acquisition and strike price of the respective option awards. The risk-free rate is based on U.S. Treasury yields with comparable terms to the estimated life of the underlying stock option awards.